1290 Trust
N-SAR Attachment for Item-73.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEM 73.
FOR PERIOD ENDING: 10/31/2015
Registrant CIK :  0001605941
FILE NUMBER : 811-22959

73 Distributions per share for which record date passed during the period:
NOTE: Show in fractions of a cent if so declared.

1290 FUNDS Dividends and Distributions

For the period ended October 31, 2015

Fund                                                                      Class   Income    Capital Gains             Other

1290 Convertible Securities Fund              A  0.0322          0.0000            0.0000
            C  0.0000          0.0000           0.0000
             I  0.0398          0.0000           0.0000
            R  0.0245          0.0000           0.0000

1290 GAMCO Small Mid Cap Value Fund       A  0.0694          0.0000            0.0000
            C  0.0729          0.0000           0.0000
             I  0.0729          0.0000           0.0000
            R  0.0659          0.0000           0.0000

1290 High Yield Bond Fund         A  0.5966         0.0000            0.0000
                      C  0.6200                      0.0000           0.0000
              I  0.6200                      0.0000           0.0000
                   R  0.5734                      0.0000           0.0000

1290 SmartBeta Equity Fund          A  0.0297        0.0000            0.0000
               C  0.0331         0.0000           0.0000
                     I  0.0331           0.0000           0.0000
               R  0.0262        0.0000           0.0000

1290 Unconstrained Bond Managers Fund   A  0.0256          0.0000            0.0000
            C  0.0000          0.0000           0.0000
             I  0.0315          0.0000           0.0000
            R  0.0199          0.0000           0.0000